Exhibit 99.1

Investor Contact:	Media Contact:
Garen Sarafian	Katie Savastano
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(877) 281-6642 (toll free)	(908) 541-3785

BAUSCH HEALTH ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

•Seventh consecutive quarter of year-over-year growth in both Revenue and Adjusted EBITDA (non-GAAP)1, delivering results at the high-end and/or exceeding 2024 guidance
•Fourth Quarter Consolidated Revenues of $2.56 billion, up 6% on a Reported basis and up 9% on an Organic (non-GAAP)1 basis over the prior year period
•Full-Year Consolidated Revenues of $9.63 billion, up 10% on a Reported basis and 8% on an Organic (non-GAAP)1 basis, with growth in all segments
•GAAP Net Income Attributable to Bausch Health Companies Inc. of $93 million for the quarter and GAAP Net Loss of $46 million for the year
•Consolidated Adjusted EBITDA Attributable to Bausch Health Companies Inc. (non-GAAP)1 of $935 million for the quarter, up 8%, and $3.31 billion for the year, up 10%

LAVAL, QC, February 19, 2025 – Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) ("Bausch Health" the "Company," "we" or "our") today announced its fourth quarter and full-year 2024 financial results and other key updates for the quarter.

“2024 was a year of delivering on our commitments, where we achieved the high-end of our revenue guidance range, and exceeded our adjusted EBITDA excluding Bausch + Lomb, and adjusted operating cash flow guidance expectations. We generated growth across all our business segments, highlighting the broad strength of our diverse portfolio that is supported by our strategic investments in the business. We also made progress on key initiatives, positioning us well to carry our momentum into 2025 as we pursue additional opportunities to deliver innovative solutions for patients.” said Thomas J. Appio, Chief Executive Officer, Bausch Health.
Fourth Quarter and Full-Year 2024 Revenue Performance
Total consolidated reported revenues were $2.56 billion for the fourth quarter of 2024, compared with $2.41 billion in the fourth quarter of 2023, an increase of $151 million, or 6%. Excluding the impact of foreign exchange of $28 million, acquisitions of $5 million, and divestitures and discontinuations of $29 million, revenue increased by 9% on an organic1 basis compared with the fourth quarter of 2023.

Total consolidated reported revenues were $9.63 billion for the full year of 2024, compared with $8.76 billion for the full year of 2023, an increase of $868 million, or 10%. Excluding the impact of foreign exchange of $70 million, acquisitions of $293 million, and divestitures and discontinuations of $77 million, revenues increased 8% on an organic1 basis compared with the full year of 2023.

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1 This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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Revenues by segment were as follows:

	Three Months Ended December 31,		Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2024	2023	Amount	Pct.
Total Bausch Health Revenues	$2,559	$2,408	$151	6%	7%	9%

Bausch Health (Excl. B+L)	$1,279	$1,235	$44	4%	4%	7%
Salix segment	$634	$583	$51	9%	9%	12%
International segment	$279	$290	($11)	(4%)	—%	1%
Solta Medical segment	$138	$103	$35	34%	35%	35%
Diversified Products segment	$228	$259	($31)	(12%)	(12%)	(11%)
Bausch + Lomb segment	$1,280	$1,173	$107	9%	11%	10%

	Twelve Months Ended December 31,		Reported Change		Change at Constant Currency[1] (non-GAAP)	Change in Organic[1] Revenue (non-GAAP)
(in millions)	2024	2023	Amount	Pct.
Total Bausch Health Revenues	$9,625	$8,757	$868	10%	11%	8%

Bausch Health (Excl. B+L)	$4,834	$4,611	$223	5%	5%	6%
Salix segment	$2,333	$2,250	$83	4%	4%	5%
International segment	$1,111	$1,071	$40	4%	3%	4%
Solta Medical segment	$440	$347	$93	27%	29%	29%
Diversified Products segment	$950	$943	$7	1%	1%	3%
Bausch + Lomb segment	$4,791	$4,146	$645	16%	17%	10%

Salix Segment
Salix segment reported revenues were $634 million for the fourth quarter and $2.33 billion for the full year of 2024, compared with $583 million for the fourth quarter and $2.25 billion for the full year of 2023, an increase of 9% in the fourth quarter, and 4% for the full year. Excluding the impact of divestitures and discontinuations of $19 million for the fourth quarter, and $37 million for the full year, segment revenues increased 12% and 5% on an organic1 basis for the fourth quarter and full year, respectively. Xifaxan® drove sales in the fourth quarter with 16% growth and was the primary contributor to segment growth for the full year.

International Segment
International segment reported revenues were $279 million for the fourth quarter and $1.11 billion for the full year of 2024, compared with $290 million for the fourth quarter and $1.07 billion for the full year of 2023, a decrease of $11 million, or (4%), in the fourth quarter, and an increase of $40 million, or 4%, for the full year. Excluding the impact of foreign exchange of $10 million for the fourth quarter and $6 million for the full year, and divestitures and discontinuations of $5 million for the fourth quarter and $11 million for the full year, segment revenues increased by 1% on an organic1 basis for the fourth quarter, and 4% for the full year, compared with the fourth quarter and full year of 2023, led by solid growth in Canada and EMEA.

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Solta Medical Segment
Solta Medical segment reported revenues were $138 million for the fourth quarter and $440 million for the full year of 2024, compared with $103 million for the fourth quarter and $347 million for the full year of 2023, an increase of $35 million, or 34%, in the fourth quarter, and $93 million, or 27%, for the full year. Excluding the impact of foreign exchange of $1 million for the fourth quarter and $7 million for the full year 2024, segment revenues increased 35% on an organic1 basis for the fourth quarter and 29% for the full year, compared with the fourth quarter and the full year of 2023, led by growth in South Korea and China.

Diversified Segment
Diversified segment reported revenues were $228 million for the fourth quarter and $950 million for the full year of 2024, compared with $259 million for the fourth quarter and $943 million for the full year of 2023, a decrease of $31 million, or (12%), in the fourth quarter, and an increase of $7 million, or 1% for the full year. Segment revenues decreased organically1 by (11%) for the fourth quarter and increased 3% for the full year, compared with the fourth quarter and the full year of 2023. The fourth quarter of 2023 included the impact of higher Ativan sales, reflecting competitor supply disruptions.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1.28 billion for the fourth quarter and $4.79 billion for the full year of 2024, compared with $1.17 billion for the fourth quarter and $4.15 billion for the full year of 2023, an increase of $107 million, or 9%, in the fourth quarter, and an increase of $645 million, or 16%, for the full year. Excluding the impact of foreign exchange of $17 million for the fourth quarter and $69 million for the full year of 2024, acquisitions of $5 million for the quarter and $293 million for the full year 2024, and divestitures and discontinuations of $1 million for the fourth quarter and $8 million for the full year, segment revenues increased 10% on an organic1 basis for the fourth quarter and 10% for the full year, compared with the fourth quarter and the full year of 2023.

Consolidated Operating Income
Consolidated operating income was $558 million for the fourth quarter of 2024, compared with consolidated operating income of $362 million for the fourth quarter of 2023, an increase of $196 million, reflecting the impact of higher sales, as well as goodwill impairment charges in the fourth quarter of 2023.

Consolidated operating income was $1.55 billion for the full year of 2024, compared with consolidated operating income of $963 million for the full year of 2023, an increase of $583 million. The change reflects the impact of higher sales, partially offset by increased selling, general and administrative expenses in the Bausch + Lomb segment, as well as the goodwill impairment charges recorded in 2023.

Consolidated Net Income (Loss) Attributable to Bausch Health
Consolidated net income attributable to Bausch Health for the fourth quarter of 2024 was $93 million, compared with a consolidated net loss of $39 million for the fourth quarter of 2023, a favorable change of $132 million. Consolidated net loss attributable to Bausch Health for the full year 2024 was $46 million, compared with a consolidated net loss of $592 million for the full year 2023, a favorable change of $546 million. These changes were primarily due to the changes in operating income noted above along with an unfavorable change in income taxes in the fourth quarter and full year of 2024 compared to the corresponding periods in 2023.

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Consolidated Adjusted Net Income Attributable to Bausch Health (non-GAAP)1
Consolidated adjusted net income attributable to Bausch Health (non-GAAP)1 was $430 million for the fourth quarter and $1.39 billion for the full year of 2024, compared with $406 million for the fourth quarter and $1.27 billion for the full year of 2023, an increase of $24 million in the fourth quarter and $120 million for the full year. The increases were due to higher revenues and gross profit, partially offset by higher selling, general and administrative expenses.

Consolidated Earnings (Loss) Per Share Attributable to Bausch Health
Consolidated GAAP Earnings Per Share attributable to Bausch Health were $0.25 for the fourth quarter and a loss per share of ($0.13) for the full year of 2024, compared with loss per share of ($0.11) for the fourth quarter and ($1.62) for the full year of 2023.

Consolidated Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Consolidated adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $935 million for the fourth quarter and $3.31 billion for the full year of 2024, compared with $869 million for the fourth quarter and $3.01 billion for the full year of 2023, an increase of $66 million in the fourth quarter and $293 million for the full year.

Consolidated Cash Provided by Operating Activities
The Company generated $601 million of cash from operating activities in the fourth quarter and $1.60 billion for the full year of 2024, compared to $390 million in the fourth quarter and $1.03 billion for the full year of 2023. The increase in cash flow from operations of $565 million for the full year is primarily attributable to changes in business performance and favorable changes in working capital in 2024 compared to 2023.

Balance Sheet Highlights as of December 31, 2024 and Recent Updates
•Consolidated cash, cash equivalents, and restricted cash were $1.20 billion.
•Bausch Health (excl. B+L) had availability under its 2027 revolving credit facility of approximately $950 million and Bausch + Lomb had availability under its revolving credit facility of approximately $360 million.
•Bausch Health (excl. B+L) has maintained its accounts receivable credit facility which provides for up to $600 million of availability, subject to certain borrowing base tests, $300 million of which was drawn as of December 31, 2024.
•On February 11, 2025, Bausch Health’s wholly-owned subsidiary, 1261229 B.C. LTD., entered into a financing commitment with a third-party lender to provide a senior secured credit facility (the “Facility”) in an aggregate principal amount of up to $700 million, subject to customary terms and conditions. Proceeds from the Facility, if funded, combined with the Company's existing sources of liquidity, would be applied to repay its 2025 and 2026 debt obligations. The Facility, if funded, is expected to be secured by a portion of the Bausch + Lomb shares owned by the Company, is available for drawing to Bausch Health for a period of seven months, and is expected to have a maturity of 364 days from the date of borrowing.
•The Company is exploring accessing the capital markets to more comprehensively address its maturity profile, which could include pledging a portion of the shares it holds in Bausch + Lomb.

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Bausch Health (excl. B+L) R&D Update
•CABTREO®: triple combination product for the treatment of acne vulgaris
▪Launched in Canada in October 2024
•RED-C: prevention and delay of first episode of overt hepatic encephalopathy
▪Both global Phase 3 studies are in the treatment phase
▪On track for top-line Phase 3 results by early 2026
•Amiselimod (S1P modulator): once-daily oral treatment addressing moderate- to severe- ulcerative colitis
▪Upon submitting draft protocols for a Phase 3 trial, met with all planned major regulatory bodies (FDA, EMA (EU), and PMDA (Japan) by year-end 2024); regulatory feedback under review
▪Phase 2 study for Crohn's disease will not proceed
•Thermage® FLX: radio-frequency technology to help tighten and improve the smoothness and texture of skin’s surface
▪Submitted for approval in Canada during the fourth quarter of 2024
•Clear + Brilliant® Touch: fractionated laser device for skin rejuvenation
▪In addition to the United States, approvals have been received for Australia, New Zealand, Philippines, Thailand, Taiwan, Malaysia and Singapore in 2024
▪Submitted for approval in Canada during the fourth quarter of 2024
▪Awaiting European regulatory response to submission

2025 Financial Outlook
The Company is providing the following full-year guidance for 2025:

Current Guidance (as of Feb. 19, 2025)
	BHC	BHC (excl. B+L)	B+L
Revenues (in Billions)	$9.900 - $10.150	$4.950 - $5.100	$4.950 - $5.050
Revenue growth vs. Prior Year		2% - 6%
Adjusted EBITDA[1] (in Billions)	$3.525 - $3.675	$2.625 - $2.725	$0.900 - $0.950
Adj. EBITDA[1] growth vs. Prior Year		3% - 7%
Adjusted Operating Cash Flow[1]		$0.975 - $1.025

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the “Forward-looking Statements” section of this news release. The guidance in this news release is only effective as of the date it is given and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance. The rapid recent developments in the evolving landscape of tariffs and responses have resulted in uncertainty regarding these measures and the effects they may have. We

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continue to assess the direct and indirect impacts on our businesses of such tariffs, retaliatory tariffs and other trade protectionist measures as the situation develops.

Conference Call Details

Date:	Wednesday, Feb. 19, 2025

Time:	5:00 p.m. U.S. EST

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE:BHC)(TSX:BHC) is a global, diversified pharmaceutical company enriching lives through our relentless drive to deliver better health care outcomes. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, dentistry, aesthetics, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb Corporation. Our ambition is to be a globally integrated healthcare company, trusted and valued by patients, HCPs, employees and investors. For more information, visit www.bauschhealth.com and connect with us on LinkedIn.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, research and development efforts and anticipated timing or results thereof, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, (including the potential Facility), generation of cash, ability to launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, ability to execute its growth strategies generally, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the full-year guidance, are based upon the current expectations and beliefs of management. The Company’s 2025 financial outlook and full-year guidance are included to provide further information about management’s expectations about the Company’s future business operations, activities and results and may not be appropriate for other purposes. These forward-looking statements are subject to certain factors, risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These factors, risks and uncertainties include, but are not limited to the following: the impact of current market and economic conditions in one or more of the Company’s markets; the impact of inflation and other macroeconomic factors on the Company’s business and operations; the ability to complete the separation of Bausch + Lomb, including the timing and structure thereof, and to achieve the expected benefits thereof, and other risks and uncertainties relating to such separation, including actual and potential litigation related thereto; uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend

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against challenges to its patents; the impact of patent expirations and the ability of the Company to successfully execute strategic plans; compliance with legal and regulatory requirements; our substantial debt and current and future debt service obligations; the impact of potential imposition of and adverse changes to duties, tariffs and other trade protection measures (including any retaliations to such measures); and other factors, risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors, risks and uncertainties are incorporated herein by reference.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.
Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

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Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.
Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the B+L IPO, as the Company prepares for post-separation operations, the Company is launching certain transformation initiatives that will

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result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are significantly impacted by the timing and size of its acquisitions. In addition, the Company excludes acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities regarding: (i) the separation of the eye-health business and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course

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matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs, including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health (non-GAAP)
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, separation and separation-related and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets and acquisition-related costs and adjustments excluding amortization of intangible assets, as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.
•Acquisition-related costs and adjustments (excluding amortization of intangible assets): In addition to the acquisition-related costs and adjustments as described above, the Company has excluded the expense directly attributable to one-time commitment and structuring fees related to a bridge loan facility put in place prior to the acquisition of XIIDRA and certain other ophthalmology assets. The Company excluded these costs as they are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors.

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Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower than our Adjusted net income (non-GAAP).

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and change in organic revenue exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as

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there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.
Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP)
Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP) is Adjusted Cash Flow from Operations (non-GAAP) adjusted to remove Adjusted Cash Flow from Operations attributable to Bausch + Lomb (non-GAAP). Adjusted Cash Flow from Operations attributable to Bausch + Lomb (non-GAAP) is Cash Flow from Operations of our Bausch + Lomb segment (its most directly comparable GAAP financial measure) adjusted for the portion of the Company’s payment of separation costs, separation-related costs and other adjustments as described above, allocated or attributable to Bausch + Lomb.
Management believes that Adjusted Cash Flow from Operations excluding Bausch + Lomb (non-GAAP), along with the GAAP and other non-GAAP measures used by management, most appropriately reflects how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management on the Company's underlying operational results and business performance. These metrics are intended to show our cash flow and therefore reflects our financial performance based on operational factors.

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Revenues
Product sales	$2,528	$2,382	$9,518	$8,663
Other revenues	31	26	107	94
	2,559	2,408	9,625	8,757
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	711	695	2,729	2,519
Cost of other revenues	16	10	53	40
Selling, general and administrative	820	766	3,296	2,917
Research and development	163	152	616	604
Amortization of intangible assets	259	282	1,077	1,077
Goodwill impairments	—	91	—	493
Asset impairments	23	—	29	54
Restructuring, integration and separation costs	7	22	32	62
Other expense, net	2	28	247	28
	2,001	2,046	8,079	7,794
Operating income	558	362	1,546	963
Interest income	9	7	33	26
Interest expense	(337)	(363)	(1,388)	(1,328)
Gain on extinguishment of debt	—	1	23	1
Foreign exchange and other	(21)	(14)	(47)	(52)
Income (loss) before income taxes	209	(7)	167	(390)
Provision for income taxes	(111)	(40)	(239)	(221)
Net income (loss)	98	(47)	(72)	(611)
Net (income) loss attributable to noncontrolling interest	(5)	8	26	19
Net income (loss) attributable to Bausch Health Companies Inc.	$93	$(39)	$(46)	$(592)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Income (loss) to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Net income (loss)	$98	$(47)	$(72)	$(611)
Non-GAAP adjustments: (a)
Amortization of intangible assets	259	282	1,077	1,077
Goodwill impairments	—	91	—	493
Asset impairments	23	—	29	54
Restructuring, integration and transformation costs	16	31	66	116
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	18	45	101	122
Gain on extinguishment of debt	—	(1)	(23)	(1)
IT infrastructure investment	8	9	35	31
Separation costs and separation-related costs	8	6	24	26
Legal and other professional fees	—	3	25	20
Loss (gain) on sale of assets, net	—	1	(10)	(3)
Litigation and other matters, net of insurance recoveries	5	2	220	(53)
Other	7	4	19	13
Tax effect of non-GAAP adjustments	9	(11)	(57)	25
Total non-GAAP adjustments	353	462	1,506	1,920
Adjusted net income (non-GAAP)	451	415	1,434	1,309
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(21)	(9)	(40)	(35)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$430	$406	$1,394	$1,274

(a)    The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding of amortization and impairments of intangible assets)	$711	$695	$2,729	$2,519
Fair value inventory step-up resulting from acquisitions (a)	(21)	(21)	(82)	(23)
Adjusted cost of goods sold (excluding of amortization and impairments of intangible assets) (non-GAAP)	$690	$674	$2,647	$2,496
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$820	$766	$3,296	$2,917
IT infrastructure investment (b)	(8)	(9)	(35)	(31)
Legal and other professional fees (c)	—	(3)	(25)	(20)
Separation-related costs (d)	(7)	(4)	(20)	(20)
Transformation costs (e)	(10)	(10)	(37)	(58)
Adjusted selling, general and administrative (non-GAAP)	$795	$740	$3,179	$2,788
Research and development reconciliation:
GAAP Research and development	$163	$152	$616	$604
Separation-related costs (d)	—	(1)	(1)	(2)
Adjusted research and development (non-GAAP)	$163	$151	$615	$602
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$259	$282	$1,077	$1,077
Amortization of intangible assets (f)	(259)	(282)	(1,077)	(1,077)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$—	$91	$—	$493
Goodwill impairments (g)	—	(91)	—	(493)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments reconciliation:
GAAP Asset impairments	$23	$—	$29	$54
Asset impairments (h)	(23)	—	(29)	(54)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration and separation costs reconciliation:
GAAP Restructuring, integration and separation costs	$7	$22	$32	$62
Restructuring and integration costs (e)	(6)	(21)	(29)	(58)
Separation costs (d)	(1)	(1)	(3)	(4)
Adjusted restructuring, integration and separation costs (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Other expense, net reconciliation:
GAAP Other expense, net	$2	$28	$247	$28
Litigation and other matters, net of insurance recoveries (i)	(5)	(2)	(220)	53
Acquisition-related contingent consideration (a)	4	(19)	(15)	(59)
(Gain) Loss on sale of assets, net (j)	—	(1)	10	3
Acquisition-related costs (k)	(1)	(6)	(4)	(24)
Other (l)	—	(1)	—	(1)
Adjusted other expense, net (non-GAAP)	$—	$(1)	$18	$—
Gain on extinguishment of debt reconciliation:
GAAP Gain on extinguishment of debt	$—	$1	$23	$1
Gain on extinguishment of debt (m)	—	(1)	(23)	(1)
Adjusted gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Interest expense reconciliation:
GAAP Interest expense	$(337)	$(363)	$(1,388)	$(1,328)
Acquisition-related financing costs (n)	—	—	—	(16)
Adjusted Interest expense (non-GAAP)	$(337)	$(363)	$(1,388)	$(1,344)
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(21)	$(14)	$(47)	$(52)
Other (o)	(7)	(3)	(19)	(12)
Adjusted Foreign exchange and other (non-GAAP)	$(28)	$(17)	$(66)	$(64)
Provision for income taxes reconciliation:
GAAP Provision for income taxes	$(111)	$(40)	$(239)	$(221)
Tax effect of non-GAAP adjustments (p)	9	(11)	(57)	25
Adjusted provision for income taxes (non-GAAP)	$(102)	$(51)	$(296)	$(196)
Net (income) loss attributable to noncontrolling interest reconciliation:
GAAP Net loss attributable to noncontrolling interest	$(5)	$8	$26	$19
Noncontrolling interest portion of amortization of intangible assets (q)	(8)	(9)	(34)	(26)
Noncontrolling interest portion of all other adjustments (q)	(8)	(8)	(32)	(28)
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(21)	$(9)	$(40)	$(35)

(a)    Represents the two components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b)    Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c)    Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(d)    Represents the two components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(e)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Litigation and other matters, net of insurance recoveries” (see Table 2).
(j)    Represents the sole component of the non-GAAP adjustment of “Gain (loss) on sale of assets, net” (see Table 2).

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(k)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs” (see Table 2).
(l)     Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Gain on extinguishment of debt” (see Table 2).
(n)    Represents the sole component of the non-GAAP adjustment of “Interest expense” (see Table 2).
(o)    Represents the sole component of the non-GAAP adjustment of “Foreign exchange and other” (see Table 2).
(p)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(q)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Net income (loss)	$98	$(47)	$(72)	$(611)
Interest expense, net	328	356	1,355	1,302
Provision for income taxes	111	40	239	221
Depreciation and amortization	307	329	1,267	1,264
EBITDA	844	678	2,789	2,176
Adjustments:
Goodwill impairments	—	91	—	493
Asset impairments	23	—	29	54
Restructuring, integration and transformation costs	16	31	66	116
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	18	44	101	106
Gain on extinguishment of debt	—	(1)	(23)	(1)
Share-based compensation	43	29	150	132
Separation costs and separation-related costs	8	6	24	26
Other adjustments:
Litigation and other matters, net of insurance recoveries	5	2	220	(53)
IT infrastructure investment	8	9	35	31
Legal and other professional fees (a)	—	3	25	20
Loss (gain) on sale of assets, net	—	1	(10)	(3)
Other	7	4	19	13
Adjusted EBITDA (non-GAAP)	972	897	3,425	3,110
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(37)	(28)	(118)	(96)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$935	$869	$3,307	$3,014
(a)    Legal and other professional fees incurred during the three and twelve months ended December 31, 2024 and 2023 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2024	2023	2024	2023
Net (income) loss attributable to noncontrolling interest	$(5)	$8	$26	$19
Noncontrolling interest portion of adjustments for:
Interest expense, net	(11)	(11)	(46)	(32)
Depreciation and amortization	(13)	(13)	(51)	(42)
All other adjustments	(8)	(12)	(47)	(41)
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(37)	$(28)	$(118)	$(96)

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2024 and 2023
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2024				December 31, 2023			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuances	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$634	$—	$—	$634	$583	$(19)	$564	$51	9%	$70	12%

International	279	10	—	289	290	(5)	285	(11)	(4)%	4	1%

Solta Medical	138	1	—	139	103	—	103	35	34%	36	35%

Diversified
Neuro	142	—	—	142	141	—	141	1	1%	1	1%
Dermatology	53	—	—	53	61	(6)	55	(8)	(13)%	(2)	(4)%
Generics	9	—	—	9	28	2	30	(19)	(68)%	(21)	(70)%
Dentistry	24	—	—	24	29	—	29	(5)	(17)%	(5)	(17)%
Total Diversified	228	—	—	228	259	(4)	255	(31)	(12)%	(27)	(11)%

Bausch Health (excl. B+L) revenues	$1,279	$11	$—	$1,290	$1,235	$(28)	$1,207	$44	4%	$83	7%

Bausch + Lomb
Vision Care	$723	$12	$—	$735	$662	$(1)	$661	$61	9%	$74	11%
Surgical	231	3	(5)	229	204	—	204	27	13%	25	12%
Pharmaceuticals	326	2	—	328	307	—	307	19	6%	21	7%
Total Bausch + Lomb revenues	$1,280	$17	$(5)	$1,292	$1,173	$(1)	$1,172	$107	9%	$120	10%

Total Bausch Health Companies Inc. revenues	$2,559	$28	$(5)	$2,582	$2,408	$(29)	$2,379	$151	6%	$203	9%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2024 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the three months ended December 31, 2023 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2024 and 2023
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2024				December 31, 2023			Change in GAAP Revenues		Change in Organic Revenues
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$2,333	$—	$—	$2,333	$2,250	$(37)	$2,213	$83	4%	$120	5%

International	1,111	(6)	—	1,105	1,071	(11)	1,060	40	4%	45	4%

Solta Medical	440	7	—	447	347	—	347	93	27%	100	29%

Diversified
Neuro	543	—	—	543	494	—	494	49	10%	49	10%
Dermatology	238	—	—	238	226	(13)	213	12	5%	25	12%
Generics	74	—	—	74	120	(8)	112	(46)	(38)%	(38)	(34)%
Dentistry	95	—	—	95	103	—	103	(8)	(8)%	(8)	(8)%
Total Diversified	950	—	—	950	943	(21)	922	7	1%	28	3%

Bausch Health (excl. B+L) revenues	$4,834	$1	$—	$4,835	$4,611	$(69)	$4,542	$223	5%	$293	6%

Bausch + Lomb
Vision Care	$2,739	$54	$(24)	$2,769	$2,543	$(2)	$2,541	$196	8%	$228	9%
Surgical	843	9	(9)	843	767	—	767	76	10%	76	10%
Pharmaceuticals	1,209	6	(260)	955	836	(6)	830	373	45%	125	15%
Total Bausch + Lomb revenues	$4,791	$69	$(293)	$4,567	$4,146	$(8)	$4,138	$645	16%	$429	10%

Total Bausch Health Companies Inc. revenues	$9,625	$70	$(293)	$9,402	$8,757	$(77)	$8,680	$868	10%	$722	8%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2024 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release). Organic revenue (non-GAAP) for the twelve months ended December 31, 2023 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2024	December 31, 2023
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$1,181	$947
Restricted cash	20	15
Cash, cash equivalents and restricted cash	$1,201	$962

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities	$110	$275
AR Credit Facility	300	350
Term Loan Facilities	5,518	5,273
Senior Secured Notes	9,305	9,305
Senior Unsecured Notes	5,235	5,791
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	20,480	21,006
Plus: Unamortized premiums, discounts and issuance costs	1,136	1,382
Total long-term debt and other	$21,616	$22,388

Maturities of Debt Obligations
2024	$—	$155
2025	2,380	2,790
2026	767	892
2027	6,963	6,748
2028	7,168	7,219
2029	1,609	1,609
2030 - 2031	1,593	1,593
Total debt obligations	$20,480	$21,006

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash provided by operating activities	$601	$390	$1,597	$1,032

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